Exhibit 1.2

                                  $250,000,000
                              THE MONEY STORE INC.

               The Money Store Home Improvement Loan Certificates
                                 Series 1997-II

                                PRICING AGREEMENT

                                  June 24, 1997

Lehman Brothers Inc.
 as representative of the several Underwriters
Three World Financial Center
New York, New York 10285

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated June 25, 1997 (the "Underwriting Agreement"), relating to $250,000,000 aggregate principal amount of The Money Store Home Improvement Loan Certificates, Series 1997-II, Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, and Class B, (collectively, the "Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Lehman Brothers Inc., as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, and the Underwriting Discount shall be as follows:


                           Initial                   Pass-
                            Class                   Through              Underwriting
CLASS                    Certificate                 RATE                  DISCOUNT
                           BALANCE
Class A-1                $ 94,900,000                6.36%                   0.30%
Class A-2                  61,800,000                6.58%                   0.30%
Class A-3                  27,675,000                6.81%                   0.30%
Class M-1                  33,125,000                7.17%                   0.30%
Class M-2                  18,750,000                7.70%                   0.30%
Class B                    13,750,000                7.71%                   0.30%


         The Certificates will be offered by the Underwriters to the public from time to time in negotiated transactions or otherwise, at varying prices to be determined at the time of sale.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among each of the Underwriters and the Company in accordance with its terms.

                              Very truly yours,

                              THE MONEY STORE INC.


                              By: /s/ Harry Puglisi
                                   Name: Harry Puglisi
                                   Title: Treasurer


CONFIRMED AND ACCEPTED, as of the date first above written:

LEHMAN BROTHERS INC.


By: /s/Martin P. Harding
     Name:  Martin P. Harding
     Title: Managing Director

Acting on behalf of itself and as the representative of the Underwriters.